Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture, dated as of March 11, 2014 (this “Supplemental Indenture”), among (i) Regal Cinemas Corporation (together with its successors and assigns, the “Company”), (ii) each existing Guarantor under the Indenture referred to below and (iii) U.S. Bank National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of July 15, 2009 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the Company’s 8.625% Senior Notes due 2019 (the “Securities”); and

WHEREAS, pursuant to Section 9.01(a) of the Indenture, each of the Company, the Guarantors and the Trustee is authorized to execute and deliver supplemental indentures, including this Supplemental Indenture, to cure any ambiguity, omission, defect or inconsistency in the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I
Definitions

SECTION 1.1.                                     Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 1.2.                                     Definition of Treasury Rate.  The following definition of “Treasury Rate” shall be added to Section 1.01 of the Indenture:

“Treasury Rate” means as of any redemption date, the yield to maturity as of such redemption date of the most recently issued United States Treasury securities with a constant maturity (as complied and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2014; provided, however, that if the period from the redemption date to July 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

ARTICLE II
Miscellaneous

SECTION 2.1.                                     Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 2.2.                                     Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 2.3.                                     Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 2.4.                                     Trustee not Responsible.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 2.5.                                     Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 2.6.                                     Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

COMPANY:

REGAL CINEMAS CORPORATION

By:	/s/ Peter B. Brandow
Name:	Peter B. Brandow
Title:	Executive Vice President,
General Counsel and Secretary

SUBSIDIARY GUARANTORS:

A 3 THEATRES OF SAN ANTONIO, LTD.,
by A3 Theatres of Texas, Inc., its General Partner

A 3 THEATRES OF TEXAS, INC.
CONSOLIDATED THEATRES MANAGEMENT, LLC
EASTGATE THEATRE, INC.
EDWARDS THEATRES, INC.
FREDERICK PLAZA CINEMAS, INC.
HOYTS CINEMAS CORPORATION
INTERSTATE THEATRES CORPORATION
R.C. COBB, INC.
R.C. COBB II, LLC
RCI/FSSC, LLC
RCI/RMS, LLC
REGAL CINEMAS HOLDINGS, INC.
REGAL CINEMAS II, LLC
REGAL CINEMEDIA CORPORATION
REGAL GALLERY PLACE, LLC
REGAL INVESTMENT COMPANY
RICHMOND I CINEMA, LLC
UA SWANSEA, LLC
UNITED ARTISTS PROPERTIES I CORP.
UNITED ARTISTS REALTY COMPANY
UNITED ARTISTS THEATRE COMPANY

By:	/s/ Peter B. Brandow
Name:	Peter B. Brandow
Title:	Vice President and Secretary

[Signature Page to Second Supplemental Indenture]

REGAL CINEMAS, INC.

By:	/s/ Peter B. Brandow
Name:	Peter B. Brandow
Title:	Vice President,
General Counsel and Secretary

PARENT GUARANTOR:

REGAL ENTERTAINMENT GROUP

By:	/s/ Peter B. Brandow
Name:	Peter B. Brandow
Title:	Executive Vice President,
General Counsel and Secretary

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name:	Donald T. Hurrelbrink
Title:	Vice President

[Signature Page to Second Supplemental Indenture]